Exhibit 10.1

July 22, 2017

Dear Jeff Davis:

I am pleased to extend this offer of employment as EVP Chief Financial Officer with J.C. Penney Corporation, Inc. (“J.C. Penney”)1, reporting to me. Your new office will be in 6501 Legacy Drive, Plano, Texas 75024. Your start date will be July 24, 2017. The components of your offer are below.

Compensation
Your annualized base salary will be $700,000.

Performance-Based Bonus
You are eligible to participate in a performance-based bonus program. Your annual target bonus opportunity is 75% of your base salary. Assuming employment for a full fiscal year, your bonus opportunity at target would be $525,000, for total annual earnings opportunity of $1,225,000. For the 2017 fiscal year your bonus will be prorated based upon the actual duration of your participation in the program, assuming continued employment through the end of the fiscal year.

Inducement Awards
In addition to your base salary and performance-based bonus, you will receive a one-time sign-on bonus of $50,000 less applicable taxes, within 30 days of your date of hire.  Also, if the loss on the sale of your home is greater than $150,000 then you will be eligible to receive an additional bonus up to $50,000 to assist you with the loss. Please note you will need to provide documentation for the loss of sale to receive the additional bonus up to $50,000. To receive either sign-on bonus, you must sign and return the attached sign-on bonus agreement.

After you commence employment with J.C. Penney, you will receive an equity award having a fair market value of $500,000 on the date of grant. The equity award will be granted as follows: 50% as performance-based restricted stock units (“PBRSUs”), 25% as time-based restricted stock units (“TBRSUs”) and 25% as stock options. The PBRSUs earned and TBRSUs both vest on the third anniversary of the grant date, and one-third of the stock options will vest on each of the first three anniversaries of the grant date. The vesting of the equity awards is contingent on your active employment with the Company on the applicable vesting date with no break in service. The awards will be subject to other terms and conditions as set forth in your award agreements, which will be delivered following your grant date.

The grant date for your equity inducement awards will be the third full trading date following the date your employment begins.

Long-term Incentive Compensation
Your position entitles you to participate in J.C. Penney’s Long-Term Incentive Compensation Program.

Long-term incentive awards are made on an annual basis, typically in the first quarter, and are subject to approval by the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors. Each year, the HRCC determines the amount and type of awards that will be delivered in the annual grant. Award amounts are determined by position and individual performance. For the

______________________________
1 Depending on your organization, you may be employed by J.C. Penney Corporation, Inc., or one of its subsidiaries, (e.g., JCP Logistics, Inc., J.C. Penney Purchasing Corporation, JCP Procurement, Inc. or JCPenney Puerto Rico, Inc.).

2018 fiscal year, your Long-Term Incentive Award will have a grant date target economic value of $1,000,000. Past awards have consisted of stock options, time-based restricted stock units, and/or performance-based restricted stock units.

Relocation
To assist with your move, attached is a summary of the relocation benefits provided by J.C. Penney.  Upon acceptance of the offer and clear background check, J.C. Penney will initiate your relocation with our provider Altair Global Relocation.   To ensure your move is as smooth as possible, Altair will contact you directly to administer the relocation benefits.  Before any benefits can be initiated, you will be required to sign and return 12-month payback agreement (administered by Altair).

Benefits
We offer a comprehensive benefits package. In addition to the standard benefits offering, J.C. Penney currently offers an annual allowance for a health exam.

The terms and conditions of this offer letter supersede any previous representations concerning any terms or conditions of your employment with J.C. Penney.  Additionally, this offer, including referenced agreements, is governed by the federal and state law of the State of Texas, without regard to choice of law provisions of any other state. While we are confident that we will have a mutually beneficial employment relationship, employment with J.C. Penney is voluntary and at-will and does not create a contract for employment. Under this relationship, J.C. Penney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at J.C. Penney’s sole discretion. Likewise, any employee is free to end his or her employment at any time for any reasons with or without notice. Nothing in this offer or any attached agreement is intended to alter the at-will employment relationship.

This offer of employment and your continued employment with J.C. Penney are expressly contingent upon J.C. Penney receiving the following:

•
I-9 required documentation - Please remember to bring documentation to support the I-9 Statement that shows your eligibility to work in the United States. You will complete this form electronically on your first day.

•	Acceptable results from a background investigation.

•	Your signature agreement to respect confidential information (this agreement is attached to your offer letter).

•	Your signature agreement to participate in the J.C. Penney Binding Arbitration Program. You will sign this document electronically on your first day of employment.

•	Your signature agreement to certify your compliance with J.C. Penney’s Statement of Business Ethics. You will sign the associated Certificate of Compliance on your first day of employment.

•
Satisfactory assurance that you are not subject to any non-compete or other restrictive covenant that could impair your ability to perform the job responsibilities of the position you are offered or could subject the company to potential liability.  If you are subject to any such restrictions, please provide us with a copy of relevant documents.

Please confirm your acceptance of this offer by signing below and returning the signed offer letter along with signed agreements to Brynn Evanson, EVP Human Resources.

We are excited about the opportunity to work with you and welcome you to the J.C. Penney team!  I look forward to partnering with you as we continue to drive our Private Brands, Omnichannel and Revenue Per Customer growth strategies.

Regards,

/s/ Marvin Ellison

Marvin Ellison
Chairman & Chief Executive Officer

J.C. Penney
6501 Legacy Drive
Plano, TX, 75024
www.jcpenney.com

My signature acknowledges that I am accepting your offer of employment as outlined in the offer letter. I acknowledge that this is not a contract of employment.

Name (Print):    Jeffrey A. Davis

Signature:    /s/ Jeffrey A. Davis

Date:        July 24, 2017

J.C. Penney Company, Inc.
Agreement to Respect Confidential Information

Congratulations and welcome to J.C. Penney!  We are pleased and excited that you have agreed to join our team.  With your help, we will accelerate our growth strategies.

While you have been hired based on your prior accomplishments and experiences, we ask that you do not bring any confidential business information with you from any prior employer(s). Confidential information is information that may be marked as “confidential”, “proprietary” or “privileged” or any other business information that may not be known by the public.  While bringing such information to J.C. Penney may seem innocent, it is a violation of our Statement of Business Ethics to do so - a violation at which can result in disciplinary action up to and including termination of your employment. Further, doing so can expose both you and J.C. Penney to civil and criminal liability.

The type of confidential information that should not be shared with us is the same type of information that J.C. Penney would not want you to share with our competitors.  If you have any questions whether the information you have from any prior employer(s) is confidential information, please contact your Human Resources Representative to discuss.

Please sign below to acknowledge your understanding and agreement.

Name (Print):    Jeffrey A. Davis

Signature:    /s/ Jeffrey A. Davis

Date:        July 24, 2017

J.C. Penney Corporation, Inc.
Bonus Agreement

In addition to your base salary, you will receive a one-time sign-on bonus in the amount of $50,000 less applicable taxes, within 30 days of your date of hire.

If the loss on the sale of your home is greater than $150,000, you will receive an additional bonus up to $50,000 to assist you with the loss, provided we receive documentation for the total loss on sale of your home. This one-time bonus in an amount up to $50,000, less applicable taxes, will be paid within 30 days of the sale of your home.

By accepting this bonus agreement and signing the agreement below, if you voluntarily terminate your employment with J.C. Penney Corporation, Inc. (“J.C. Penney”)2 or your employment is terminated for cause, including specifically, a breach of any of J.C. Penney’s policies, practices, procedures or Statement of Business Ethics as determined by J.C. Penney, within 12 months of your start date, you agree to reimburse J.C. Penney for the full amount of any bonus or bonuses received.

You will not be required to reimburse J.C. Penney for any portion of your bonus or bonuses if your employment is involuntarily terminated by J.C. Penney for any reason other than for cause, or if your employment is terminated as a result of your death or disability.

To the extent permitted by law, associate agrees that J.C. Penney may deduct reimbursement payments from associate’s final paycheck and/or vacation payout. If reimbursement payments are not timely paid, J.C. Penney shall be entitled to recover reasonable collection agency fees and attorney's fees incurred by J.C. Penney because of such noncompliance. Nothing in this agreement is intended to alter the at-will employment relationship between you and J.C. Penney.

Name (Print):    Jeffrey A. Davis

Signature:    /s/ Jeffrey A. Davis

Date:        July 24, 2017

______________________________
2 Your offer of employment is with J.C. Penney Corporation, Inc. or one of its subsidiaries.